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                                                                 EXHIBIT 99(a)




TO BUSINESS, RETAILING AND ENVIRONMENTAL EDITORS:


                        United States Filter Corporation and
                           Puro Water Group Sign Agreement


   PALM DESERT, CA AND MASPETH, NY -- October 10 -- United States Filter Corporation (NYSE: USF) and Puro Water Group, Inc. (AMEX: HHO) announced today that both companies have signed an agreement of merger to exchange Puro Water Groups' shares for $7.20 a share each in U.S. Filter stock. Puro Water Group has approximately 3.6 million shares outstanding. The transaction is subject to Puro Water Group shareholder approval and Hart-Scott-Rodino clearance.

   Puro Water Group, Inc. is a leading bottler and distributor of spring and purified drinking water, serving commercial and residential users in the metropolitan New York area. The Company markets its drinking water under the brand names Puro, American Eagle Spring Water, Nature's Best Spring Water and Lectro-Still. The Company also rents and services over 25,000 water coolers, filtration systems, and plumbed-in fountains located in businesses, factories, and homes in the metropolitan New York area. The Company's facilities consist of NSP (National Sanitation Foundation) certified bottling plants in New Jersey and New York. The Company said that its annualized revenues are approximately $15 million.

   Commenting on the Puro Water acquisition Richard J. Heckmann, Chairman, President and CEO of U.S. Filter said, "We are now entering one of the largest bottled water markets in the United States with one of the leading providers. Puro Water is another important addition to our consumer business which continues to be our fastest growing business unit."

   Jack West, President of Puro Water Group, Inc., stated: "We believe that the combination of U.S. Filter and Puro Water Group provides an exciting opportunity for our shareholders, employees and customers. It is consistent with our longer term strategic goals and offers greater prospects for broad based growth in all of our business segments."

   With annualized revenues of over $2.5 billion, U.S. Filter is the leading global provider of industrial, municipal and residential water and wastewater treatment systems, products and services, with an installed base U.S. Filter believes is the largest worldwide. In addition, U.S. Filter has the industry's largest network of sales and service facilities through over 525 locations including 73 manufacturing plants in 30 countries. U.S. Filter is also a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. It is also actively involved in the development of privatization initiatives for municipal water treatment facilities in the U.S., Mexico and Canada.

   U.S. Filter invites you to visit its web site at http://www.usfilter.com. Puro Water Group invites you to visit its web site at htp://www.purowater.com.